Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Six Months Ended June 30, 2017

Revenues Increase 90% Sequentially Including Seventy Seven Energy Acquisition

HOUSTON, Texas – July 27, 2017 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and six months ended June 30, 2017.  Reported financial results for the three and six months include the post-merger contribution from Seventy Seven Energy following the completion of the merger on April 20, 2017.  References to prior periods reflect reported financial results from Patterson-UTI on a standalone basis.

Including the charges discussed below, the Company reported a net loss of $92.2 million, or $0.46 per share, for the second quarter of 2017, compared to a net loss of $85.9 million, or $0.58 per share, for the quarter ended June 30, 2016.  Revenues for the second quarter of 2017 were $579 million, compared to $194 million for the second quarter of 2016.  Seventy Seven Energy contributed $190 million of revenues during second quarter.

For the six months ended June 30, 2017, the Company reported a net loss of $156 million, or $0.86 per share, compared to a net loss of $156 million, or $1.06 per share, for the six months ended June 30, 2016.  Revenues for the six months ended June 30, 2017 were $884 million, compared to $463 million for the same period in 2016.

The financial results for the three months ended June 30, 2017 include pretax merger and integration expenses and impairment charges totaling $80.2 million.  Excluding these expenses and charges, the net loss per diluted share during the second quarter would have been $0.21.  These expenses and charges include $51.2 million of merger and integration expenses related to the acquisition of Seventy Seven Energy and $29.0 million of non-cash impairment charges from the write-down of drilling equipment related to the upgrade of certain rigs to super-spec capability.  The results for the six months ended June 30, 2017 include the aforementioned charges for the second quarter, as well as first quarter items including $5.2 million of merger and integration expenses and an $11.2 million pretax gain related to the sale of real estate.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Demand for high-spec rigs remained strong despite moderating prices for crude oil during the second quarter.  Our average rig count in the United States during the second quarter was 145 rigs.  On a standalone basis, Patterson-UTI averaged 100 rigs for the second quarter in the United States, up 23% from 81 rigs during the first quarter.  In Canada, our average rig count for the second quarter was one rig, down from two rigs in the first quarter.  For the month of July, we expect our rig count to average 159 rigs in the United States and three rigs in Canada.  Our average rig count for the United States in July is expected to be one rig lower than June due to the expiration of contracts for three rigs that were previously on standby.”

Mr. Hendricks added, “With the addition of Seventy Seven Energy during the second quarter, there were many moving pieces that affected financial results reported on a per day basis.  Improved rig pricing during the second quarter was offset by a combination of a higher proportion of rigs on reduced standby rates as a result of the merger and the re-pricing of some long-term contracts, which resulted in a $930 per day decrease in average rig revenue per day to $20,270.  This decrease was partially offset by an $890 per day decrease in average rig operating costs to $13,560, which resulted from the higher proportion of rigs on standby and greater overhead absorption given the larger number of active rigs following the merger.  As a result, average rig margin per day for the second quarter of $6,710 was relatively unchanged from the first quarter at $6,750 per day.

“In response to customer demand for super-spec rigs we are upgrading seven of our 1,000 horsepower APEX 1000® rigs to APEX-XK® rigs with super-spec capabilities including a 1,500 horsepower drawworks and a mast with a hook load rating of 750,000 pounds.  The first of these upgraded rigs was delivered in July, with the remaining upgraded rigs expected to be delivered during the remainder of 2017.  We have contracts for five of these rigs with terms ranging from 18 months to 24 months, and we expect to shortly enter into contracts for the remaining two rigs.

“As of June 30, 2017, we had term contracts for drilling rigs providing for approximately $535 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 94 rigs operating under term contracts during the third quarter, and an average of 60 rigs operating under term contracts during the 12 months ending June 30, 2018.

“In pressure pumping, revenues increased to $290 million from $141 million in the first quarter due to the acquisition of Seventy Seven Energy, increased utilization and better than expected pricing.  As a result, our gross margins as a percentage of pressure pumping revenues improved to 19.4% for the second quarter from 15.7% in the first quarter.

“During the second quarter we reactivated two frac spreads.  With current demand for pressure pumping, we plan to reactivate two frac spreads late in the third quarter and one frac spread during the fourth quarter.  With the addition of these three spreads in the back half of 2017, we expect to exit 2017 with 23 active spreads,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “The second quarter was a transformative quarter for Patterson-UTI.  The merger with Seventy Seven Energy is the most significant transaction for our company since the merger of Patterson and UTI in 2001.

“We are pleased that during the second quarter Seventy Seven Energy exceeded our expectations.  During the second quarter, Seventy Seven Energy contributed $190 million of the $274 million sequential increase in total revenues.

“Most importantly this merger has strengthened our position in both contract drilling and pressure pumping and has uniquely positioned us as a leader in both of these businesses in the United States.  In addition, the merger added a new business line for us in oilfield rentals.

“Contract drilling and pressure pumping are critical to producing oil and natural gas from unconventional resources.  Advancements in both of these services have increased efficiency, improved well productivity, and had a profound impact on the marginal cost of production in U.S. onshore plays such as the Permian Basin.  As a leader in both of these businesses, we are well positioned for current market conditions that benefit companies that are technologically focused on increasing efficiency, delivering high-quality customer service, and operating efficiently in economically advantaged plays.”

Mr. Siegel added, “I am very pleased with the significant progress we have made towards integrating Seventy Seven into Patterson-UTI and optimizing the combined operations.  We will continue to focus the combined marketing, supply chain, logistical and operational resources towards maximizing the value of the combined entity,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.02 per share, to be paid on September 21, 2017, to holders of record as of September 7, 2017.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended June 30, 2017, is scheduled for today, July 27, 2017, at 9:00 a.m. Central Time. The dial-in information for participants is 844-498-0567 (Domestic) and 443-961-0820 (International).  The passcode for both numbers is 26426611.  The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is an oilfield services company that primarily owns and operates in the United States one of the largest fleets of land-based drilling rigs and a large fleet of pressure pumping equipment.  Our contract drilling business operates in the continental United States and western Canada, and our pressure pumping and oilfield rental tools businesses operate primarily in Texas and the Mid-Continent and Appalachian regions.  We also provide drilling rig pipe handling technology to drilling contractors in North America and other select markets.  In addition, we own and invest as a non-operating working interest owner in oil and natural gas assets that are primarily located in Texas and New Mexico.

Location information about the Company's drilling rigs and their individual inventories is available through the Company's website at www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; difficulty with growth and in integrating acquisitions; governmental regulation; product liability; legal proceedings; political, economic and social instability risk; ability to effectively identify and enter new markets; cybersecurity risk; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; and anti-takeover measures in our charter documents.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
REVENUES	$579,186	$193,907	$884,361	$462,846
COSTS AND EXPENSES
Direct operating costs	427,229	134,999	657,722	305,800
Depreciation, depletion, amortization and impairment	219,328	170,975	375,545	347,745
Selling, general and administrative	23,478	17,087	42,330	35,059
Merger and integration expenses	51,193	—	56,349	—
Other operating income, net	(1,806)	(4,822)	(14,710)	(6,167)

Total costs and expenses	719,422	318,239	1,117,236	682,437

OPERATING LOSS	(140,236)	(124,332)	(232,875)	(219,591)

OTHER INCOME (EXPENSE)
Interest income	642	100	1,048	210
Interest expense	(9,075)	(10,678)	(17,345)	(21,478)
Other	131	17	148	33

Total other expense	(8,302)	(10,561)	(16,149)	(21,235)

LOSS BEFORE INCOME TAXES	(148,538)	(134,893)	(249,024)	(240,826)
INCOME TAX BENEFIT	(56,354)	(49,027)	(93,301)	(84,457)

NET LOSS	$(92,184)	$(85,866)	$(155,723)	$(156,369)

NET LOSS PER COMMON SHARE
Basic	$(0.46)	$(0.58)	$(0.86)	$(1.06)
Diluted	$(0.46)	$(0.58)	$(0.86)	$(1.06)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	201,204	145,944	180,747	145,857
Diluted	201,204	145,944	180,747	145,857
CASH DIVIDENDS PER COMMON SHARE	$0.02	$0.02	$0.04	$0.12

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Contract Drilling:
Revenues	$270,111	$115,235	$428,839	$283,894
Direct operating costs	$180,658	$63,803	$288,879	$144,701
Margin (1)	$89,453	$51,432	$139,960	$139,193
Selling, general and administrative	$1,401	$1,479	$3,055	$3,237
Depreciation, amortization and impairment	$161,414	$120,402	$271,973	$241,501
Operating loss	$(73,362)	$(70,449)	$(135,068)	$(105,545)

Operating days – United States	13,201	4,960	20,510	11,385
Operating days – Canada	122	36	300	268
Operating days – Total	13,323	4,996	20,810	11,653

Average revenue per operating day – United States	$20.28	$23.02	$20.60	$24.29
Average direct operating costs per operating day – United States	$13.51	$12.43	$13.83	$12.10
Average margin per operating day – United States (1)	$6.76	$10.59	$6.77	$12.19
Average rigs operating – United States	145	55	113	63

Average revenue per operating day – Canada	$20.02	$28.92	$21.30	$27.39
Average direct operating costs per operating day – Canada	$18.76	$59.44	$17.28	$25.84
Average margin per operating day – Canada (1)	$1.25	$(30.53)	$4.02	$1.55
Average rigs operating – Canada	1	0	2	1

Average revenue per operating day – Total	$20.27	$23.07	$20.61	$24.36
Average direct operating costs per operating day – Total	$13.56	$12.77	$13.88	$12.42
Average margin per operating day – Total (1)	$6.71	$10.29	$6.73	$11.94
Average rigs operating – Total	146	55	115	64

Capital expenditures	$71,326	$16,570	$115,547	$28,450

Pressure Pumping:
Revenues	$290,044	$73,950	$431,218	$170,263
Direct operating costs	$233,900	$69,546	$352,913	$157,359
Margin (2)	$56,144	$4,404	$78,305	$12,904
Selling, general and administrative	$3,703	$3,029	$6,505	$5,918
Depreciation, amortization and impairment	$47,805	$47,400	$90,055	$96,970
Operating income (loss)	$4,636	$(46,025)	$(18,255)	$(89,984)

Fracturing jobs	173	74	268	157
Other jobs	338	172	620	330
Total jobs	511	246	888	487

Average revenue per fracturing job	$1,643.06	$976.30	$1,575.09	$1,058.99
Average revenue per other job	$17.14	$9.91	$14.67	$12.13
Average revenue per total job	$567.60	$300.61	$485.61	$349.62
Average costs per total job	$457.73	$282.71	$397.42	$323.12
Average margin per total job (2)	$109.87	$17.90	$88.18	$26.50
Margin as a percentage of revenues (2)	19.4%	6.0%	18.2%	7.6%

Capital expenditures	$38,780	$11,780	$58,193	$19,332

Other Operations:
Revenues	$19,031	$4,722	$24,304	$8,689
Direct operating costs	$12,671	$1,650	$15,930	$3,740
Margin (3)	$6,360	$3,072	$8,374	$4,949
Selling, general and administrative	$2,803	$527	$4,596	$903
Depreciation, depletion and impairment	$8,120	$1,805	$10,292	$6,537
Operating income (loss)	$(4,563)	$740	$(6,514)	$(2,491)

Capital expenditures	$8,017	$1,692	$12,369	$3,220

Corporate:
Selling, general and administrative	$15,571	$12,052	$28,174	$25,001
Merger and integration expenses	$51,193	$—	$56,349	$—
Depreciation	$1,989	$1,368	$3,225	$2,737
Other operating income, net	$(1,806)	$(4,822)	$(14,710)	$(6,167)

Capital expenditures	$227	$491	$681	$832
Total capital expenditures	$118,350	$30,533	$186,790	$51,834

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion and impairment and selling, general and administrative expenses.

	June 30,	December 31,
Selected Balance Sheet Data (unaudited, dollars in thousands):	2017	2016
Cash and cash equivalents	$40,132	$35,152
Current assets	$571,749	$246,882
Current liabilities	$472,848	$264,815
Working capital	$98,901	$(17,933)
Current portion of long-term debt	$—	$—
Borrowings under revolving credit facility	$115,000	$—
Other long-term debt	$598,610	$598,437

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(92,184)	$(85,866)	$(155,723)	$(156,369)
Income tax benefit	(56,354)	(49,027)	(93,301)	(84,457)
Net interest expense	8,433	10,578	16,297	21,268
Depreciation, depletion, amortization and impairment	219,328	170,975	375,545	347,745

Adjusted EBITDA	$79,223	$46,660	$142,818	$128,187

Total revenue	$579,186	$193,907	$884,361	$462,846
Adjusted EBITDA margin	13.7%	24.1%	16.1%	27.7%

Adjusted EBITDA by operating segment:
Contract drilling	$88,052	$49,953	$136,905	$135,956
Pressure pumping	52,441	1,375	71,800	6,986
Other	3,557	2,545	3,778	4,046
Corporate	(64,827)	(7,213)	(69,665)	(18,801)

Consolidated Adjusted EBITDA	$79,223	$46,660	$142,818	$128,187

(1)

Adjusted EBITDA is a supplemental financial measure not defined by United States generally accepted accounting principles, or U.S. GAAP. We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense (including impairment of goodwill).  We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss).

PATTERSON-UTI ENERGY, INC.

Selected Costs and Expenses

(unaudited, dollars in thousands)

2017
Second
Quarter

Net loss as reported	$(92,184)
Charges
Merger and integration expenses	51,193
Non-cash impairment charge	28,979
Pretax charges	80,172
Effective tax rate	37.9%
After-tax charges	49,755
Net loss without charge	$(42,429)

Weighted average number of common shares outstanding	201,204
Pro-forma net loss without charge per share - diluted	$(0.21)

PATTERSON-UTI ENERGY, INC.

Contract Drilling Per Day Successive Quarters

(unaudited, dollars in thousands)

	2017	2017
	Second	First
	Quarter	Quarter
Contract drilling revenues	$270,111	$158,728
Operating days - Total	13,323	7,487
Average revenue per operating day - Total	$20.27	$21.20
Direct operating costs - Total	$180,658	$108,221
Average direct operating costs per operating day - Total	$13.56	$14.45
Average margin per operating day - Total	$6.71	$6.75

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin and Adjusted EBITDA

(unaudited, dollars in thousands)

	2017	2017
	Second	First
	Quarter	Quarter

Pressure pumping revenues	$290,044	$141,174
Direct operating costs	233,900	119,013
Margin	56,144	22,161
Selling, general and administrative	3,703	2,802
Adjusted EBITDA	$52,441	$19,359

Margin as a percentage of revenues	19.4%	15.7%